Exhibit 23.7

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Lightstone Value Plus Real Estate Investment Trust II, Inc.

We hereby consent to the incorporation by reference in this Prospectus constituting a part of this Registration Statement on Form S-11 of Lightstone Value Plus Real Estate Investment Trust II, Inc. of our report dated April 20, 2011, on our audits of the financial statements of Citrus Suites, LLC - DBA “TownePlace Suites by Marriott – Metairie, LA” as of December 31, 2010  and January 1, 2010 and for the years then ended which is incorporated by reference in this Registration Statement.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement of Form S-11.

/s/ EisnerAmper LLP

Edison, New Jersey
November 4, 2011